Exhibit 10.30

AMENDMENT TO EMPLOYMENT AGREEMENT

WHEREAS, an Employment Agreement (“Agreement”) dated as of September 22, 2007, was entered into by and between Fred’s Inc. (“Company”) and Bruce A. Efird (“Executive”), as amended; and

WHEREAS, Company and Executive now desire to further amend certain provisions of the Agreement:

NOW THEREFORE, in consideration of the terms hereof and other good and valuable consideration of which is hereby acknowledged, the Agreement is hereby amended as follows:

1.      Paragraphs 5(a) is deleted entirely and in its place the following shall be added:

5.          (a) This Agreement shall continue unless and until terminated by either party, with or without cause, upon written notice of termination and effective upon not less than thirty (30) days prior written notice to the other (except that such notice of termination may be effective immediately in the case of termination by the Company for cause, for acts of Executive involving moral turpitude, or for Executive’s breach of duty of loyalty). And provided further that Company may elect at its option for any termination to be immediate once written notice is provided (such election shall not impact any benefits owed to Executive). If the Agreement is terminated, hereunder, such salary compensation and any owed benefits paid to Executive under this Agreement shall not be less than nor more than six (6) months salary. Provided further, that any non-compete under this Agreement shall only last so long as Executive is paid a salary.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment to the Agreement the 30th day of July 2014.

Fred’s, Inc.

/s/ Mark C. Dely

Mark C. Dely
Secretary

/s/ Bruce A. Efird

Bruce A. Efird
Chief Executive Officer and President